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As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-221016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STERLING BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	6035	38-3163775
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Towne Square, Suite 1900
Southfield, Michigan 48076
248-355-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Gary Judd
Chairman, Chief Executive Officer
One Towne Square, Suite 1900
Southfield, Michigan 48076
248-355-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Phillip D. Torrence, Esq. Jeffrey H. Kuras, Esq. Jessica M. Herron, Esq. Honigman Miller Schwartz and Cohn LLP 660 Woodward Avenue 2290 First National Building Detroit, Michigan 48226 (313) 465-7000	Colleen L. Kimmel, Esq. Vice President & General Counsel Sterling Bancorp, Inc. One Towne Square, Suite 1900 Southfield, Michigan 48076 248-355-2400	Craig D. Miller, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, California 94111 (415) 291-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 of Sterling Bancorp, Inc. is being filed for the sole purpose of re-filing Exhibit 5.1 hereto.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

SEC registration fee	$28,635
FINRA filing fee	38,000
NASDAQ listing fee	75,000
Accountants' fees and expenses	415,000
Printing fees and expenses	125,000
Legal fees and expenses	500,000
Transfer agent's fees	4,000
Miscellaneous	4,613

Total	$1,190,248

Item 14.    Indemnification of Directors and Officers

Michigan Business Corporation Act

        The Corporation is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

        The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

        The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Corporation has obtained a policy of directors' and officers' liability insurance.

        The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

The Corporation's Articles of Incorporation and Bylaws

        Each of the Corporation's Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to become effective upon the closing of this offering limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Insurance

        We have obtained a policy of directors' and officers' liability insurance, under which our directors and officers of the Company are insured within the limits and subject to the limitations of the policy.

Underwriting Agreement

        Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriter is obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding unregistered securities that were sold by the Company within the past three years.

  (1)
  Between April and September 2016, the Company sold $50 million in aggregate principal amount of its 7.0% Fixed to Floating Subordinated Notes due April 15, 2026 to accredited investors for aggregate consideration of approximately $50 million. An additional $15 million of such securities were issued in August of 2017. The securities were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules:

        The exhibits and financial statement schedules filed as part of this registration statement are as follows:

  (a)
  List of Exhibits

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement

3.1	**	Restated Articles of Incorporation of Sterling Bancorp, Inc., as amended, as currently in effect.

3.2	**	Second Amended and Restated Articles of Incorporation of Sterling Bancorp, Inc., to be effective as of the closing of this offering.

3.3	**	Bylaws of Sterling Bancorp, Inc., as currently in effect.

3.4	**	Amended and Restated Bylaws of Sterling Bancorp, Inc., to be effective immediately prior to this offering.

4.1	**	Form of Common Stock Certificate of Sterling Bancorp, Inc.

5.1		Opinion of Honigman Miller Schwartz and Cohn LLP.

10.1	†**	Employment Agreement by and among Sterling Bancorp, Inc., Sterling Bank & Trust, F.S.B. and Gary Judd.

10.2	†**	Amended and Restated Employment Agreement by and among Sterling Bancorp, Inc., Sterling Bank & Trust, F.S.B. and Gary Judd.

10.3	†	Sterling Bancorp, Inc. 2017 Omnibus Equity Incentive Plan.

10.4	**	Form of Subordinated Note Purchase Agreement by and among Sterling Bancorp, Inc. and the several purchasers of the Subordinated Notes and Form of Note.

21	**	Subsidiaries of Sterling Bancorp, Inc.

23.1	**	Consent of Crowe Horwath LLP.

23.2		Consent of Honigman Miller Schwartz and Cohn LLP (set forth in Exhibit 5.1).

24.1	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

†
Denotes compensatory plan or arrangement.
  (b)
  Financial Statement Schedules

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement

3.1	**	Restated Articles of Incorporation of Sterling Bancorp, Inc., as amended, as currently in effect.

3.2	**	Second Amended and Restated Articles of Incorporation of Sterling Bancorp, Inc., to be effective as of the closing of this offering.

3.3	**	Bylaws of Sterling Bancorp, Inc., as currently in effect.

3.4	**	Amended and Restated Bylaws of Sterling Bancorp, Inc., to be effective immediately prior to this offering.

4.1	**	Form of Common Stock Certificate of Sterling Bancorp, Inc.

5.1		Opinion of Honigman Miller Schwartz and Cohn LLP.

10.1	†**	Employment Agreement by and among Sterling Bancorp, Inc., Sterling Bank & Trust, F.S.B. and Gary Judd.

10.2	†**	Amended and Restated Employment Agreement by and among Sterling Bancorp, Inc., Sterling Bank & Trust, F.S.B. and Gary Judd.

10.3	†	Sterling Bancorp, Inc. 2017 Omnibus Equity Incentive Plan.

10.4	**	Form of Subordinated Note Purchase Agreement by and among Sterling Bancorp, Inc. and the several purchasers of the Subordinated Notes and Form of Note.

21	**	Subsidiaries of Sterling Bancorp, Inc.

23.1	**	Consent of Crowe Horwath LLP.

23.2		Consent of Honigman Miller Schwartz and Cohn LLP (set forth in Exhibit 5.1).

24.1	**	Power of Attorney.

*
To be filed by amendment.

**
Previously filed.

†
Denotes compensatory plan or arrangement

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Southfield, State of Michigan on November 13, 2017.

STERLING BANCORP, INC.
By:	/s/ GARY JUDD Gary Judd Chairman and Chief Executive Officer (Duly Authorized Representative)

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ GARY JUDD Gary Judd	Chief Executive Officer and Chairman (Principal Executive Officer)	November 13, 2017
/s/ THOMAS LOPP Thomas Lopp	President, Chief Operations Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2017
/S/ * Barry Allen	Director	November 13, 2017
/S/ * Jon Fox	Director	November 13, 2017
/S/ * Seth Meltzer	Director	November 13, 2017
/S/ * Sandra Seligman	Director	November 13, 2017
/S/ * Peter Sinatra	Director	November 13, 2017
/S/ * Benjamin Wineman	Director	November 13, 2017

Signatures	Title	Date

/S/ * Lyle Wolberg	Director	November 13, 2017

*By:	/s/ GARY JUDD Gary Judd Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
EXHIBIT INDEX
SIGNATURES